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                                                                    EXHIBIT 23.4



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports dated July 28, 2000 relating to the consolidated financial statements of Asia Online, Ltd., July 28, 2000 related to combined financial statements of Asia Communications Group Limited, Asia On-line Limited and Asia Online (Phils.) Inc., July 28, 2000 related to the financial statements of Macro Systems Limited, July 28, 2000 related to the financial statements of Helix Web Services Limited, July 28, 2000 related to the combined financial statements of Metro-link Services Company Limited and Hope Light Trading Limited, which appear in such Prospectus. We also consent to the reference to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers

Hong Kong, SAR China,
August 1, 2000